EXHIBIT 5.1

manatt
manatt | phelps | phillips                        Manatt, Phelps & Phillips, LLP

June 3, 2002

Focus Enhancements, Inc.
1370 Dell Ave
Campbell, CA 95008

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to Focus Enhancements, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended, of 1,250,000 shares of Common Stock of the Company (the "Shares") pursuant to the Company's 1998 Non-Qualified Stock Option Plan (the "Plan").

         We have examined, among other things, the Company's Certificate of Incorporation and Bylaws, each as amended to date, the Plan and records of corporate proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to the Plan, and such other documents as we have deemed necessary. Based on the foregoing and in reliance thereon, it is our opinion that the Shares, when they are issued and paid for pursuant to the Plan and this Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ Manatt, Phelps & Phillips, LLP
                                    ----------------------------------

                                    MANATT, PHELPS & PHILLIPS, LLP


          1501 M Street N. W., Suite 700, Washington, D.C. 20005 - 1702
                    Telephone: 202.463.4300 Fax: 202.463.4394
                Los Angeles | Mexico City | Monterrey | Palo Alto
                         | Sacramento | Washington, D.C.